FOR IMMEDIATE RELEASE

Lincoln Financial Group Reports 2023 Fourth Quarter and Full Year Results
____________________________________
Radnor, PA, February 8, 2024: Lincoln Financial Group (NYSE: LNC) today reported financial results for the fourth quarter and full year ended December 31, 2023.
•Net loss available to common stockholders was $(1.2) billion, or $(7.35) per diluted share.
•Adjusted operating income available to common stockholders was $246 million, or $1.45 per diluted share.
•The primary differences between net income and adjusted operating income resulted from the following non-economic factors:
◦$(0.8) billion of the net loss, or $(4.71) per diluted share, primarily due to changes in market risk benefits driven by lower interest rates, which more than offset the benefit of higher equity markets.
◦$(0.6) billion of the net loss, or $(3.67) per diluted share, was driven by a change in the fair value of an embedded derivative related to the Fortitude Re reinsurance transaction, with a direct offset in other comprehensive income.
•Expected year-end risk-based-capital (RBC) ratio was in the range of 400-410%, an estimated increase of more than 20 percentage points from the 375-385% range at the end of the 2023 third quarter.

“The 2023 fourth quarter marked a significant step forward in rebuilding capital, and we expect our year-end risk-based capital ratio to be above our target of 400%,” said Ellen Cooper, Chairman, President and CEO of Lincoln Financial Group. “We delivered improved operating performance led by our Group Protection business, record sales in Annuities, and more stable Life earnings. In Retirement Plan Services, we achieved our ninth consecutive year of positive flows. We are making meaningful progress in resetting our businesses for profitable organic growth as we reposition our product sales to a more capital-efficient and higher risk-adjusted return mix supported by our leading distribution.

“Additionally, we closed a major reinsurance transaction with Fortitude Re and announced the agreement to sell our wealth management business to Osaic, Inc. As we look ahead, we will build on our solid foundation and strong momentum to further strengthen our balance sheet, improve free cash flow, and grow profitably as we position our company to deliver increasing shareholder value.”

Business Highlights
Our 2023 fourth-quarter and full-year results were driven by substantial progress in each of our businesses and reflect our focused execution as we advance on our multi-year journey to transform our business.

•Group Protection delivered record full-year earnings and strong top-line growth. Group’s margin grew over 400 basis points year over year to 5.5%, excluding the benefit from the annual assumption review. This result was attributable to disciplined pricing and improved risk results.
•Annuities delivered a record sales quarter, driven by strength in fixed annuities which surpassed the $2 billion mark in the quarter for the first time. This strong growth was driven by our strategic positioning across fixed product categories and with select distribution partners.
•Life Insurance sales declined for the fourth quarter and full year, driven by our intentional strategic realignment to more accumulation products, which are expected to deliver more stable cash flows and higher risk-adjusted margins.
•Retirement Plan Services 2023 fourth-quarter and full-year results were below expectations, and we are taking actions to regain momentum and drive long-term sustainable growth. Retirement achieved its ninth consecutive year of positive flows, surpassing $100 billion in assets under management for the first time.
•Our reinsurance transaction with Fortitude Re closed during the quarter, de-risking and strengthening our balance sheet while driving increased free cash flow.
•We announced the sale of our wealth management business to Osaic, Inc., which is expected to close in the first half of 2024 and to provide at least $700 million of capital benefit.
•We continued to invest in our technology and infrastructure to support future growth, including digital platforms to enhance the customer experience and innovative tools to drive more production for our distribution force.

Earnings Summary

	For the Three Months Ended December 31	For the Twelve Months Ended December 31
(in millions, except per share data)	12/31/2022(2)	12/31/2023	12/31/2022(2)	12/31/2023
Net Income (Loss)	$812	$(1,235)	$1,358	$(752)
Net Income (Loss) Available to Common Stockholders	807	(1,246)	1,345	(835)
Net Income (Loss) per Diluted Share Available to Common Stockholders(1)	4.73	(7.35)	7.78	(4.92)
Adjusted Income (Loss) from Operations	134	258	(1,167)	973
Adjusted Income (Loss) from Operations Available to Common Stockholders	129	246	(1,180)	890
Adjusted Income (Loss) from Operations per Diluted Share Available to Common Stockholders(1)	$0.76	$1.45	$(6.90)	$5.22
(1) In periods where a net loss or adjusted loss from operations is presented, basic shares are used in the diluted EPS and adjusted diluted EPS calculations, as the use of diluted shares would result in a lower loss per share.
(2) Prior-year numbers have been adjusted to reflect LDTI accounting.

Condensed Reconciliation of Net Income to Adjusted Income from Operations(1)

	For the Three Months Ended		For the Twelve Months Ended
(in millions)	12/31/2022(2)	12/31/2023	12/31/2022(2)	12/31/2023
Net income (loss) available to common stockholders – diluted	$807	$(1,246)	$1,345	$(835)
Less:
Preferred stock dividends declared	--	(11)	--	(82)
Adjustment for deferred units of LNC stock in deferred compensation plans	(5)	--	(13)	(1)
Net income (loss)	812	(1,235)	1,358	(752)
Less:
Non-economic market risk benefit impacts, related to net annuity product, after-tax	674	(797)	3,266	52
Net life insurance product features, after-tax	6	(178)	21	(310)
Changes in fair value of reinsurance-related embedded derivatives, trading securities and certain mortgage loans, after-tax	(5)	(613)	(41)	(633)
Investment gains (losses), after-tax	11	136	16	(744)
Other	(8)	(41)	(737)	(90)
Adjusted income (loss) from operations	$134	$258	$(1,167)	$973
Adjusted income (loss) from operations available to common stockholders	$129	$246	$(1,180)	$890
(1) Refer to the full reconciliation of Net Income to Adjusted Income from Operations at the back of this press release.
(2) Prior-year numbers have been adjusted to reflect LDTI accounting.

•The 2023 fourth quarter included a $(0.8) billion net loss primarily due to changes in market risk benefits driven by lower interest rates, which more than offset the benefit of higher equity markets.
•The 2023 fourth quarter and full year included a $(0.6) billion net loss driven by the change in fair value of an embedded derivative related to the Fortitude Re reinsurance transaction, with a direct offset in other comprehensive income.
•The 2023 full year investment gains (losses), after-tax, of $(0.7) billion included a $(0.6) billion loss on the sale of fixed maturity AFS securities as part of the Fortitude Re reinsurance transaction.

Variable Investment Income

Alternative Investment Income, after-tax(1)	For the Three Months Ended					For the Twelve Months Ended
(in millions)	12/31/2022	3/31/2023	6/30/2023	9/30/2023	12/31/2023	12/31/2022	12/31/2023
Annuities	$1	$2	$5	$3	$3	$6	$13
Life Insurance	7	37	53	34	39	38	163
Group Protection	1	2	2	2	2	4	7
Retirement Plan Services	1	1	3	2	2	3	8
Other Operations	—	—	—	—	—	1	1
Consolidated	$10	$42	$63	$41	$46	$52	$192
(1) Excludes alternative investment income on investments supporting our modified coinsurance and coinsurance with funds withheld agreements as we have limited economic interest in those investments.

Prepayment Income, after-tax	For the Three Months Ended					For the Twelve Months Ended
(in millions)	12/31/2022	3/31/2023	6/30/2023	9/30/2023	12/31/2023	12/31/2022	12/31/2023
Annuities	$1	$1	$—	$1	$1	$24	$2
Life Insurance	5	2	1	—	2	30	4
Group Protection	—	—	—	—	—	5	1
Retirement Plan Services	1	—	1	—	—	18	1
Other Operations	—	—	—	—	—	5	—
Consolidated	$7	$3	$2	$1	$3	$82	$8

Items Impacting Segment Results

	For the Three Months Ended December 31, 2023
(in millions)	Annuities	Life Insurance	Group Protection	Retirement Plan Services	Other Operations
After-tax segment impacts:
Alternative investment income compared to long-term target(1)	$(1)	$(17)	$(1)	—	$(1)
Prepayment income(2)	1	2	—	—	—
Annual assumption review	—	—	—	—	—
Legal accruals	—	—	—	—	—
Total impact	$—	$(15)	$(1)	—	$(1)
(1) Alternative investment income comparison to long-term target assumes a 10% annual return on the alternative investment portfolio.
(2) Prepayment income is based on actual income reported in the quarter.

•The Annuities business recorded a one-time favorable item of $14 million, or $0.08 per diluted share, associated with a model refinement.

Capital and Liquidity

	For the Three Months Ended
(in millions, except per share data)	12/31/2022	3/31/2023	6/30/2023	9/30/2023	12/31/2023
Holding company available liquidity(1)	$460	$454	$457	$455	$458
RBC Ratio(2)	377%	~380%	~380%	375 - 385%	400 - 410%
Book value per share (BVPS), Including AOCI	$24.32	$33.89	$28.49	$13.04	$34.81
Book value per share (BVPS), Excluding AOCI	$61.86	$56.04	$58.58	$63.03	$55.30
Adjusted book value per share	$65.72	$66.05	$64.37	$63.53	$61.21
(1) Holding company available liquidity presented for the quarters ended 12/31/2022, 3/31/2023 and 6/30/2023 is net of the $500 million prefunding used to repay $500 million of debt that matured in the third quarter of 2023.
(2) The RBC ratio is calculated as of December 31 annually, but is reported in the March statutory reporting, and as such, the quarterly ratios presented for 2023 are considered estimates until the statutory statements are filed.

Annuities

	For the Three Months Ended						For the Twelve Months Ended
(in millions)	12/31/2022	3/31/2023	6/30/2023	9/30/2023	12/31/2023(1)	Change	12/31/2022	12/31/2023(1)	Change
Total operating revenues	$1,125	$1,141	$1,190	$1,197	$(525)	NM	$4,482	$3,002	-33.0%
Total operating expenses	806	841	880	915	(846)	NM	3,136	1,789	-43.0%
Income (loss) from operations before taxes	319	300	310	282	321	0.6%	1,346	1,213	-9.9%
Federal income tax expense (benefit)	44	26	39	34	42	-4.5%	185	140	-24.3%
Income (loss) from operations	$275	$274	$271	$248	$279	1.5%	$1,161	$1,073	-7.6%
Income (loss) from operations, excluding impact of annual assumption review	$275	$274	$271	$260	$279	18.2%	$1,160	$1,085	-6.5%
Total sales	$3,210	$3,164	$2,582	$2,728	$4,365	36.0%	$11,879	$12,840	8.1%
Net flows	$152	$(331)	$(1,108)	$(874)	$278	82.9%	$(337)	$(2,034)	NM
Average account balances, net of reinsurance	$142,099	$146,331	$148,260	$151,312	$147,419	3.7%	$149,591	$148,206	-0.9%
Return on average account balances	77	75	73	66	76		78	72
(1) Day one impacts related to the reinsurance transaction with Fortitude Re caused line-item volatility in the fourth quarter and full-year 2023.

•Income from operations was $279 million for the 2023 fourth quarter, essentially unchanged compared to the prior-year quarter.
•Total annuity sales were $4.4 billion for the quarter, up 36% from the prior-year quarter. For the 2023 full year, total annuity sales were $12.8 billion, up 8% from the prior year.
•Net inflows were $278 million in the quarter, compared to net inflows of $152 million in the prior-year quarter. Full-year net outflows were $2.0 billion, compared to net outflows of $337 million in the prior year.
•Average account balances, net of reinsurance, for the quarter were $147 billion, up 4%, compared to $142 billion in the prior-year quarter, primarily driven by growth in RILA. RILA represented 18% of total annuity end-of-year account balances, net of reinsurance, an increase of 4 percentage points compared to the prior-year quarter.

Life Insurance

	For the Three Months Ended						For the Twelve Months Ended
(in millions)	12/31/2022	3/31/2023	6/30/2023	9/30/2023	12/31/2023	Change	12/31/2022	12/31/2023	Change
Total operating revenues	$1,688	$1,757	$1,760	$1,723	$1,667	-1.2%	$6,747	$6,907	2.4%
Total operating expenses	1,706	1,780	1,725	1,952	1,681	-1.5%	9,428	7,138	-24.3%
Income (loss) from operations before taxes	(18)	(23)	35	(229)	(14)	22.2%	(2,681)	(231)	91.4%
Federal income tax expense (benefit)	(9)	(10)	2	(56)	(8)	11.1%	(587)	(72)	87.7%
Income (loss) from operations	$(9)	$(13)	$33	$(173)	$(6)	33.3%	$(2,094)	$(159)	92.4%
Income (loss) from operations, excluding impact of annual assumption review	$(9)	$(13)	$33	$(17)	$(6)	33.3%	$13	$(3)	NM
Average account balances, net of reinsurance	$47,963	$49,100	$50,049	$50,130	$45,608	-4.9%	$49,036	$48,722	-0.6%
Total sales	$186	$130	$123	$144	$144	-22.6%	$705	$542	-23.1%

•Loss from operations of $(6) million for the quarter, marginal improvement compared to a loss from operations of $(9) million in the prior-year quarter.

•Total sales were approximately 23% lower quarter over quarter and year over year, driven by our purposeful shift to a capital-efficient new business mix.
•Average account balances, net of reinsurance, were $46 billion, down 5% compared to the prior-year quarter.

Group Protection

	For the Three Months Ended						For the Twelve Months Ended
(in millions)	12/31/2022	3/31/2023	6/30/2023	9/30/2023	12/31/2023	Change	12/31/2022	12/31/2023	Change
Total operating revenues	$1,346	$1,388	$1,400	$1,388	$1,387	3.0%	$5,304	$5,563	4.9%
Total operating expenses	1,313	1,299	1,262	1,302	1,322	0.7%	5,252	5,184	-1.3%
Income (loss) from operations before taxes	33	89	138	86	65	97.0%	52	379	NM
Federal income tax expense (benefit)	7	18	29	18	13	85.7%	11	80	NM
Income (loss) from operations	$26	$71	$109	$68	$52	100.0%	$41	$299	NM
Income (loss) from operations, excluding impact of annual assumption review	$26	$71	$109	$44	$52	18%	$53	$275	NM
Insurance premiums	$1,213	$1,251	$1,263	$1,251	$1,250	3.1%	$4,768	$5,014	5.2%
Total sales	$356	$128	$96	$71	$398	11.8%	$676	$693	2.5%
Total loss ratio	81.1%	75.0%	71.3%	75.2%	76.6%		82.5%	74.5%
Operating margin	2.1%	5.6%	8.6%	5.4%	4.1%		0.9%	6.0%
Operating margin, excluding impact of annual reserve assumption review	2.1%	5.6%	8.6%	3.5%	4.1%		1.1%	5.5%

•Income from operations of $52 million in the quarter doubled compared to $26 million in the prior-year quarter, and the total loss ratio was 76.6% in the quarter compared to 81.1% in the prior-year quarter. These results were primarily driven by favorable experience in Life mortality and disability.
•Full-year margin grew over 400 basis points to 5.5%, excluding the benefit from the annual reserve assumption review, driven by disciplined pricing, premium growth, and improved risk results in life and disability.
•Insurance premiums were $1.3 billion in the quarter, up 3% compared to the prior-year quarter.
•Group Protection sales for the quarter were $398 million in the quarter, up 12% compared to the prior-year quarter, driven by growth across all products and market segments.

Retirement Plan Services

	For the Three Months Ended						For the Twelve Months Ended
(in millions)	12/31/2022	3/31/2023	6/30/2023	9/30/2023	12/31/2023	Change	12/31/2022	12/31/2023	Change
Total operating revenues	$325	$328	$334	$327	$322	-0.9%	$1,274	$1,310	2.8%
Total operating expenses	264	277	279	277	278	5.3%	1,027	1,109	8.0%
Income (loss) from operations before taxes	61	51	55	50	44	-27.9%	247	201	-18.6%
Federal income tax expense (benefit)	9	8	8	7	6	-33.3%	36	30	-16.7%
Income (loss) from operations	$52	$43	$47	$43	$38	-26.9%	$211	$171	-19.0%
Deposits	$2,973	$3,209	$2,897	$2,700	$2,972	0.0%	$12,902	$11,778	-8.7%
Net flows	$51	$535	$201	$(272)	$(332)	NM	$2,696	$132	-95.1%
Average account balances	$87,987	$91,457	$94,099	$96,473	$96,045	9.2%	$90,960	$94,520	3.9%
Return on average account balances	24	19	20	18	16		23	18

•Income from operations was $38 million in the quarter, a 27% decline compared to the prior-year quarter, primarily driven by higher operating expenses and lower spread income.
•Total deposits for the quarter were $3 billion, in line with the prior-year quarter. 2023 full-year deposits were $11.8 billion, down 9% compared to full-year 2022.
•Net outflows totaled $332 million for the quarter while the full-year net inflows were $132 million. RPS recorded its ninth consecutive year of positive net flows in 2023.
•Average account balances for the quarter were $96 billion, increasing 9% from the prior-year quarter. Ending account balances for full-year 2023 were over $100 billion.

Other Operations

	For the Three Months Ended						For the Twelve Months Ended
(in millions)	12/31/2022	3/31/2023	6/30/2023	9/30/2023	12/31/2023(1)	Change	12/31/2022	12/31/2023(1)	Change
Total operating revenues	$47	$43	$46	$38	$(884)	NM	$156	$(755)	NM
Total operating expenses	315	150	181	180	(744)	NM	758	(229)	NM
Income (loss) from operations before taxes	(268)	(107)	(135)	(142)	(140)	47.8%	(602)	(526)	12.6%
Federal income tax expense (benefit)	(58)	(20)	(29)	(29)	(35)	39.7%	(116)	(115)	0.9%
Income (loss) from operations(2)	$(210)	$(87)	$(106)	$(113)	$(105)	50.0%	$(486)	(411)	15.4%
(1) Day one impacts related to the reinsurance transaction with Fortitude Re caused line-item volatility in the fourth quarter and full-year 2023.
(2) Income (loss) from operations does not include preferred dividends.

•Fourth quarter 2022 loss from operations included the net impact of an unfavorable notable item of $116 million, primarily related to legal expenses.

Unrealized Gains and Losses

The Company reported a net unrealized loss of $8.7 billion (pre-tax) on its available-for-sale securities as of December 31, 2023. This compared to a net unrealized loss of $11.9 billion (pre-tax) as of December 31, 2022, with the year-over-year decrease primarily due to the Fortitude Re reinsurance transaction and tighter spread.

The tables attached to this release define and reconcile the non-GAAP measures adjusted income (loss) from operations, adjusted income (loss) from operations available to common stockholders, book value per share, excluding AOCI, and adjusted book value per share to net income (loss), net income (loss) available to common stockholders, and book value per share, including AOCI, calculated in accordance with GAAP.

This press release contains statements that are forward-looking, and actual results may differ materially. Please see the Forward-looking Statements – Cautionary Language at the end of this release for factors that may cause actual results to differ materially from the company’s current expectations.

For other financial information, please refer to the company’s fourth quarter 2023 statistical supplement, which is available in the investor relations section of its website http://www.lincolnfinancial.com/investor.

Conference Call Information
Lincoln Financial Group will discuss the company’s fourth-quarter and full-year 2023 results with the investment and analyst community in a conference call beginning at 8:30 a.m. Eastern Time on Thursday, February 8, 2024.

The conference call will be broadcast live through the company’s website at www.lincolnfinancial.com/webcast. Please log on to the webcast at least 15 minutes prior to the start of the conference call to download and install any necessary streaming media software. A replay of the call will be available by 10:30 a.m. Eastern Time on February 8, 2024, at www.lincolnfinancial.com/webcast.

About Lincoln Financial Group
Lincoln Financial Group helps people to plan, protect and retire with confidence. As of December 31, 2023, approximately 17 million customers trust our guidance and solutions across four core businesses – annuities, life insurance, group protection, and retirement plan services. As of December 31, 2023, the company had $295 billion in end-of-period account balances, net of reinsurance. Headquartered in Radnor, Pa., Lincoln Financial Group is the marketing name for Lincoln National Corporation (NYSE: LNC) and its affiliates. Learn more at LincolnFinancial.com.

Contacts:
	Tina Madon	Sarah Boxler
	800-237-2920	215-495-8439
	Investor Relations	Media Relations
	InvestorRelations@LFG.com	Sarah.Boxler@LFG.com

Explanatory Notes on Use of Non-GAAP Measures
Management believes that adjusted income (loss) from operations (or adjusted operating income), adjusted income (loss) from operations available to common stockholders, and adjusted income (loss) from operations per diluted share available to common stockholders better explain the results of the company’s ongoing businesses in a manner that allows for a better understanding of the underlying trends in the company’s current business as the excluded items are unpredictable and not necessarily indicative of current operating fundamentals or future performance of the business segments, and, in most instances, decisions regarding these items do not necessarily relate to the operations of the individual segments. Management also believes that using book value, excluding accumulated other comprehensive income (“AOCI”), and adjusted book value per share enables investors to analyze the amount of our net worth that is primarily attributable to our business operations. Book value per share, excluding AOCI is useful to investors because it eliminates the effect of items that are unpredictable and can fluctuate significantly from period to period, primarily based on changes in interest rates. Adjusted book value per share is useful to investors because it eliminates the effect of items that are unpredictable and can fluctuate significantly from period to period, primarily based on changes in equity markets and interest rates.

For the historical periods, reconciliations of non-GAAP measures used in this press release to the most directly comparable GAAP measure may be included in this Appendix to the press release and/or are included in the Statistical Supplements for the corresponding periods contained in the Earnings section of the Investor Relations page on our website: http://www.lincolnfinancial.com/investor.

Definitions of Non-GAAP Measures Used in this Press Release

Adjusted income (loss) from operations, adjusted income (loss) from operations available to common stockholders, book value per share, excluding AOCI, and adjusted book value per share are financial measures we use to evaluate and assess our results. Adjusted income (loss) from operations, adjusted income (loss) from operations available to common stockholders, book value per share, excluding AOCI, and adjusted book value per share, as used in the press release, are non-GAAP financial measures and do not replace GAAP net income (loss), net income (loss) available to common stockholders, and book value per share, including AOCI, the most directly comparable GAAP measures.

Adjusted Income (Loss) from Operations

Adjusted income (loss) from operations is GAAP net income (loss) excluding the after-tax effects of the following items, as applicable:
•Items related to annuity product features, which include changes in MRBs, including gains and losses and benefit payments (“MRB-related impacts”), changes in the fair value of the derivative instruments we hold to hedge GLB and GDB riders, net of fee income allocated to support the cost of hedging them, and changes in the fair value of the embedded derivative liabilities of our indexed annuity contracts and the associated index options we hold to hedge them, including collateral expense associated with the hedge program (collectively, “net annuity product features”);
•Items related to life insurance product features, which include changes in the fair value of derivatives we hold as part of VUL hedging, changes in reserves resulting from benefit ratio unlocking associated with the impact of capital markets, and changes in the fair value of the embedded derivative liabilities of our IUL contracts and the associated index options we hold to hedge them (collectively, “net life insurance product features”);
•Credit loss-related adjustments on fixed maturity AFS securities, mortgage loans on real estate and reinsurance-related assets (“credit loss-related adjustments”);
•Changes in the fair value of equity securities, certain derivatives, certain other investments and realized gains (losses) on sales, disposals and impairments of financial assets (collectively, “investment gains (losses)”);
•Changes in the fair value of reinsurance-related embedded derivatives, trading securities and mortgage loans on real estate electing the fair value option (“changes in the fair value of reinsurance-related embedded derivatives, trading securities and certain mortgage loans”);
•Income (loss) from the initial adoption of new accounting standards, regulations and policy changes;
•Income (loss) from reserve changes, net of related amortization, on business sold through reinsurance;
•Transaction and integration costs related to mergers and acquisitions including the acquisition or divestiture, through reinsurance or other means, of businesses or blocks of business;
•Gains (losses) on modification or early extinguishment of debt;
•Losses from the impairment of intangible assets and gains (losses) on other non-financial assets; and
•Income (loss) from discontinued operations.

Adjusted Income (Loss) from Operations Available to Common Stockholders

Adjusted income (loss) from operations available to common stockholders is defined as after-tax adjusted income (loss) from operations less preferred stock dividends and the adjustment for deferred units of LNC stock in our deferred compensation plans.

Book Value Per Share, Excluding AOCI

Book value per share, excluding AOCI, is calculated based upon a non-GAAP financial measure.
•It is calculated by dividing (a) stockholders’ equity, excluding AOCI and preferred stock, by (b) common shares outstanding.
•We provide book value per share, excluding AOCI, to enable investors to analyze the amount of our net worth that is attributable primarily to our business operations.
•Management believes book value per share, excluding AOCI, is useful to investors because it eliminates the effect of items that are unpredictable and can fluctuate significantly from period to period, primarily based on changes in interest rates.
•Book value per share is the most directly comparable GAAP measure.

Adjusted Book Value Per Share

Adjusted book value per share is calculated based upon a non-GAAP financial measure.
•It is calculated by dividing (a) stockholders’ equity, excluding AOCI, preferred stock and MRB-related impacts by (b) common shares outstanding.
•We provide adjusted book value per share to enable investors to analyze the amount of our net worth that is primarily attributable to our business operations.
•Management believes adjusted book value per share is useful to investors because it eliminates the effect of market movements that are unpredictable that can fluctuate significantly from period to period, primarily based on changes in equity markets and interest rates.
•Book value per share is the most directly comparable GAAP measure.

Other Definitions

Holding Company Available Liquidity

Holding company available liquidity consists of cash and invested cash, excluding cash held as collateral, and certain short-term investments that can be readily converted into cash, net of commercial paper outstanding.

Notable Items

Notable items are items which, in management’s view, do not reflect the company’s normal, ongoing operations.
•We believe highlighting notable items included in adjusted income (loss) from operations enables investors to better understand the fundamental trends in its results of operations and financial condition.

Special Note

Sales

Sales as reported consist of the following:
•Annuities and Retirement Plan Services – deposits from new and existing customers;
•Universal life insurance (“UL”), indexed universal life insurance (“IUL”), variable universal life insurance (“VUL”) – first-year commissionable premiums plus 5% of excess premiums received;
•MoneyGuard® linked-benefit products – MoneyGuard® (UL), 15% of total expected premium deposits, and MoneyGuard Market AdvantageSM (VUL), 150% of commissionable premiums;
•Executive Benefits – insurance and corporate-owned UL and VUL, first-year commissionable premiums plus 5% of excess premium received, and single premium bank-owned UL and VUL, 15% of single premium deposits;
•Term – 100% of annualized first-year premiums; and
•Group Protection – annualized first-year premiums from new policies.

Lincoln National Corporation
Reconciliation of Net Income to Adjusted Income from Operations

	For the		For the
(in millions, except per share data)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2023	2022	2023	2022

Net Income (Loss) Available to Common
Stockholders – Diluted	$(1,246)	$807	$(835)	$1,345
Less:
Preferred stock dividends declared	(11)	—	(82)	—
Adjustment for deferred units of LNC stock our
deferred compensation plans(1)	—	(5)	(1)	(13)
Net Income (Loss)	(1,235)	812	(752)	1,358
Less:
Net annuity product features, after-tax	(797)	674	52	3,266
Net life insurance product features, after-tax	(178)	6	(310)	21
Credit loss-related adjustments, after-tax	(21)	(8)	(63)	(103)
Investment gains (losses), after-tax (2)	136	11	(744)	16
Changes in the fair value of reinsurance-related
embedded derivatives, trading securities and
certain mortgage loans, after-tax(3)	(613)	(5)	(633)	(41)
Impairment of intangibles	—	—	—	(634)
Transaction and integration costs related to mergers,
acquisitions and divestitures, after-tax (4)	(20)	—	(27)	—
Total adjustments	(1,493)	678	(1,725)	2,525
Adjusted Income (Loss) from Operations	$258	$134	$973	$(1,167)
Add:
Preferred stock dividends	(11)	—	(82)	—
Adjustment for deferred units of LNC stock in our deferred stock compensation plans	(1)	(5)	(1)	(13)
Adjusted income (loss) from operations available to common stockholders	$246	$129	$890	$(1,180)

Diluted (5)
Net income (loss)	$(7.35)	$4.73	$(4.92)	$7.78
Adjusted income (loss) from operations	1.45	0.76	5.22	(6.90)

Stockholders’ Equity, Average
Stockholders' equity	$5,046	$3,943	$5,437	$9,719
Less:
Preferred stock	986	493	986	123
AOCI	(5,979)	(6,646)	(5,563)	(1,022)
Stockholders’ equity, excluding AOCI and preferred stock	10,038	10,096	10,014	10,618
MRB-related impacts	1,314	(1,262)	257	(2,085)
GLB and GDB hedge instruments gains (losses) (6)	(1,857)	N/A	(1,155)	N/A
Adjusted average stockholders' equity	$10,582	$11,358	$10,912	$12,703

(1) We exclude deferred units of LNC stock that are antidilutive from our diluted earnings per share calculation.
(2) Includes an $597 million after-tax loss on the sale of fixed maturity AFS securities as part of the Fortitude Re reinsurance transaction for year ended December 31, 2023.
(3) Includes primarily changes in the fair value of embedded derivatives related to the Fortitude Re reinsurance transaction effective in the fourth quarter of 2023.
(4) Includes costs pertaining to the Fortitude Re reinsurance transaction and the planned sale of our wealth management business.
(5) In periods where a net loss or adjusted loss from operations is presented, basic shares are used in the diluted EPS and adjusted diluted EPS calculations, as the use of diluted shares would result in a lower loss per share.
(6) For periods beginning on or after January 1, 2023, gains (losses) on our GLB and GDB hedge instruments are excluded from adjusted stockholders' equity to align to the updated hedge program.

Lincoln National Corporation
Reconciliation of Book Value per Share

	As of December 31,
	2023	2022
Book Value Per Common Share
Book value per share	$34.81	$24.32
Less:
AOCI	(20.49)	(37.54)
Book value per share, excluding AOCI	55.30	61.86
Less:
MRB-related gains (losses)	6.38	(3.86)
GLB and GDB hedge instruments gains (losses)(1)	(12.29)	N/A
Adjusted book value per share	$61.21	$65.72
(1) For periods beginning on or after January 1, 2023, gains (losses) on our GLB and GDB hedge instruments are excluded from adjusted stockholders’ equity to align to the updated hedge program.

Lincoln National Corporation
Digest of Earnings

	For the
(in millions, except per share data)	Three Months Ended
	December 31,
	2023	2022

Revenues	$700	$3,841

Net Income (Loss)	$(1,235)	$812
Preferred stock dividends declared	(11)	—
Adjustment for deferred units of LNC stock in our
deferred compensation plans (1)	—	(5)
Net Income (Loss) Available to Common
Stockholders – Diluted	$(1,246)	$807

Earnings (Loss) Per Common Share – Basic	$(7.35)	$4.80
Earnings (Loss) Per Common Share – Diluted (2)	(7.35)	4.73

Average Shares – Basic	169,661,997	169,217,427
Average Shares – Diluted	170,422,512	170,632,350

	For the
	Twelve Months Ended
	December 31,
	2023	2022

Revenues	$11,645	$18,810

Net Income (Loss)	$(752)	$1,358
Preferred stock dividends declared	(82)	—
Adjustment for deferred units of LNC stock in our
deferred compensation plans (1)	(1)	(13)
Net Income (Loss) Available to Common
Stockholders – Diluted	$(835)	$1,345

Earnings (Loss) Per Common Share – Basic	$(4.92)	$7.93
Earnings (Loss) Per Common Share – Diluted (2)	(4.92)	7.78

Average Shares – Basic	169,562,903	171,034,695
Average Shares – Diluted	170,738,655	172,700,155
(1) We exclude deferred units of LNC stock that are antidilutive from our diluted earnings per share calculation.
(2) In periods where a net loss or adjusted loss from operations is presented, basic shares are used in the diluted EPS and adjusted diluted EPS calculations, as the use of diluted shares would result in a lower loss per share.

FORWARD-LOOKING STATEMENTS – CAUTIONARY LANGUAGE

Certain statements made in this press release and in other written or oral statements made by Lincoln or on Lincoln’s behalf are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). A forward-looking statement is a statement that is not a historical fact and, without limitation, includes any statement that may predict, forecast, indicate or imply future results, performance or achievements. Forward-looking statements may contain words like: “anticipate,” “believe,” “estimate,” “expect,” “project,” “shall,” “will” and other words or phrases with similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, trends in Lincoln’s businesses, prospective services or products, future performance or financial results and the outcome of contingencies, such as legal proceedings. Lincoln claims the protection afforded by the safe harbor for forward-looking statements provided by the PSLRA.

Forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those expressed in or implied by such forward-looking statements due to a variety of factors, including:

•Weak general economic and business conditions that may affect demand for our products, account balances, investment results, guaranteed benefit liabilities, premium levels and claims experience;
•Adverse global capital and credit market conditions that may affect our ability to raise capital, if necessary, and may cause us to realize impairments on investments and certain intangible assets, including goodwill and the valuation allowance against deferred tax assets, which may reduce future earnings and/or affect our financial condition and ability to raise additional capital or refinance existing debt as it matures;
•The inability of our subsidiaries to pay dividends to the holding company in sufficient amounts, which could harm the holding company’s ability to meet its obligations;
•Legislative, regulatory or tax changes, both domestic and foreign, that affect: the cost of, or demand for, our subsidiaries’ products; the required amount of reserves and/or surplus; our ability to conduct business and our captive reinsurance arrangements as well as restrictions on the payment of revenue sharing and 12b-1 distribution fees;
•The impact of U.S. federal tax reform legislation on our business, earnings and capital;
•The impact of regulations adopted by the Securities and Exchange Commission (“SEC”), the Department of Labor or other federal or state regulators or self-regulatory organizations that could adversely affect our distribution model and sales of our products and result in additional disclosure and other requirements related to the sale and delivery of our products;
•The impact of new and emerging rules, laws and regulations relating to privacy, cybersecurity and artificial intelligence that may lead to increased compliance costs, reputation risk and/or changes in business practices;
•Increasing scrutiny and evolving expectations and regulations regarding ESG matters that may adversely affect our reputation and our investment portfolio;
•Actions taken by reinsurers to raise rates on in-force business;
•Declines in or sustained low interest rates causing a reduction in investment income, the interest margins of our businesses and demand for our products;
•Rapidly increasing or sustained high interest rates that may negatively affect our profitability, value of our investment portfolio and capital position and may cause policyholders to surrender annuity and life insurance policies, thereby causing realized investment losses;
•The impact of the implementation of the provisions of the European Market Infrastructure Regulation relating to the regulation of derivatives transactions;
•The initiation of legal or regulatory proceedings against us, and the outcome of any legal or regulatory proceedings, such as: adverse actions related to present or past business practices common in businesses in which we compete; adverse decisions in significant actions including, but not limited to, actions brought by federal and state authorities and class action cases; new decisions that result in changes in law; and unexpected trial court rulings;
•A decline or continued volatility in the equity markets causing a reduction in the sales of our subsidiaries’ products; a reduction of asset-based fees that our subsidiaries charge on various investment and insurance products; and an increase in liabilities related to guaranteed benefit riders, which are accounted for as market risk benefits, of our subsidiaries’ variable annuity products;
•Ineffectiveness of our risk management policies and procedures, including our various hedging strategies;
•A deviation in actual experience regarding future policyholder behavior, mortality, morbidity, interest rates or equity market returns from the assumptions used in pricing our subsidiaries’ products and in establishing related insurance reserves, which may reduce future earnings;
•Changes in accounting principles that may affect our consolidated financial statements;
•Lowering of one or more of our debt ratings issued by nationally recognized statistical rating organizations and the adverse effect such action may have on our ability to raise capital and on our liquidity and financial condition;
•Lowering of one or more of the insurer financial strength ratings of our insurance subsidiaries and the adverse effect such action may have on the premium writings, policy retention, profitability of our insurance subsidiaries and liquidity;
•Significant credit, accounting, fraud, corporate governance or other issues that may adversely affect the value of certain financial assets, as well as counterparties to which we are exposed to credit risk, requiring that we realize losses on financial assets;
•Interruption in telecommunication, information technology or other operational systems or failure to safeguard the confidentiality or privacy of sensitive data on such systems, including from cyberattacks or other breaches of our data security systems;

•The effect of acquisitions and divestitures, including the inability to realize the anticipated benefits of acquisitions and dispositions of businesses and potential operating difficulties and unforeseen liabilities relating thereto, as well as the effect of restructurings, product withdrawals and other unusual items;
•The inability to realize or sustain the benefits we expect from, greater than expected investments in, and the potential impact of efforts related to, our strategic initiatives, including the Spark Initiative;
•The adequacy and collectability of reinsurance that we have obtained;
•Pandemics, acts of terrorism, war or other man-made and natural catastrophes that may adversely impact liabilities for policyholder claims, affect our businesses and increase the cost and availability of reinsurance;
•Competitive conditions, including pricing pressures, new product offerings and the emergence of new competitors, that may affect the level of premiums and fees that our subsidiaries can charge for their products;
•The unknown effect on our subsidiaries’ businesses resulting from evolving market preferences and the changing demographics of our client base; and
•The unanticipated loss of key management, financial planners or wholesalers.

The risks and uncertainties included here are not exhaustive. Our most recent Form 10-K, as well as other reports that we file with the SEC, include additional factors that could affect our businesses and financial performance. Moreover, we operate in a rapidly changing and competitive environment. New risk factors emerge from time to time, and it is not possible for management to predict all such risk factors.

Further, it is not possible to assess the effect of all risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. In addition, Lincoln disclaims any obligation to correct or update any forward-looking statements to reflect events or circumstances that occur after the date of this press release.

The reporting of Risk-Based Capital (“RBC”) measures is not intended for the purpose of ranking any insurance company or for use in connection with any marketing, advertising or promotional activities.